Exhibit 99.9

              CERTIFICATION AND REQUEST FOR ADDITIONAL RIGHTS

     To the Exercise Agent:

          The undersigned hereby certifies that it is a broker-dealer registered with the Securities and Exchange Commission, commercial bank or trust company, securities depository or participant therein, or nominee therefor, holding of record shares of Common Stock of Doskocil Companies Incorporated
     (the "Company") on behalf of                beneficial owners as
     of the close of business on __________, 1994, the Record Date for the offering by the Company of __________ shares of Common Stock of the Company pursuant to subscription rights (the "Rights") being distributed to certain holders of Common Stock of the Company, all as described in a Prospectus dated __________, 1994 a copy of which the undersigned has received. ___ Rights are being distributed for each share of Common Stock of the Company held of record as of the close of business on the Record Date, and any fractional Right will be rounded up to the nearest whole number. The undersigned further certifies that beneficial owners on whose behalf it
     held, as of the close of business on the Record Date,
       shares of Common Stock of the Company registered in the name of the undersigned are each entitled to an additional Right in accordance with the principle that any fractional Right to which a beneficial owner would otherwise be entitled should be rounded up to the nearest whole number. Accordingly, the undersigned requests that, upon surrender of its Rights Certificate
     evidencing                     Rights, a Rights Certificate
     evidencing                             Rights (including
            additional Rights) be issued. The undersigned further certifies that such beneficial ownership is reflected on the undersigned's records and that all shares of Common Stock of the Company which, to the undersigned's knowledge, are beneficially owned by any such beneficial owner through the undersigned have been aggregated in calculating the foregoing. The undersigned agrees to provide the Company or its designee with such additional information as the Company deems necessary to verify the foregoing.



                                        Name of Record Holder

                                   By:

                                      Name:
                                      Title:
                                      Address:
                                      Telephone Number:

                                   Dated:               , 1994